Exhibit 99.1

FOR FURTHER INFORMATION:
AT MEDALLION FINANCIAL CORP.	AT ZLOKOWER COMPANY
437 Madison Avenue, New York, NY 10022	PUBLIC RELATIONS
Andrew Murstein, President	Harry Zlokower
Larry D. Hall, CFO	David Closs
(212) 328-2100	(212) 447-9292

FOR IMMEDIATE RELEASE

MEDALLION FINANCIAL CORP. REPORTS

RECORD 2006 FIRST QUARTER RESULTS

•	Net investment income after taxes increases 36% to $0.21 per share.

•	Net interest margin increases to 4.89%.

•	Loan portfolio reaches record highs with more than 10,000 loans.

•	Corporate NYC Medallion prices reach record highs of $450,000.

•	Dividend increased 33% from last year’s quarter to $0.16 per share.

NEW YORK, N.Y. — May 9, 2006 — Medallion Financial Corp. (NASDAQ:TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets in small business commercial and consumer lending, announced that net investment income after taxes increased 36% to $3,766,000 or $0.21 per diluted common share for the 2006 first quarter, up from $2,760,000 or $0.16 per diluted common share for the 2005 first quarter. Net investment income before taxes increased 44% to $4,768,000 or $0.27 per diluted common share for the 2006 first quarter, up from $3,317,000 or $0.19 per diluted common share for the 2005 first quarter.

Medallion loans increased 22% to $498,000,000, from $408,000,000 during the last 12 months. Commercial loans remained at $147,000,000. Consumer loans increased 31% to $90,000,000, from $69,000,000. Total assets increased 14% to $836,000,000, from $735,000,000. Medallion loans, consumer loans, and total assets were record highs for the Company.

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Medallion Financial Corp. Announces Record First Quarter Results – p. 2

Andrew Murstein, President of Medallion stated, “We are very pleased with our continuing trends of strong net interest margins and solid and improving quarterly earnings. During this quarter, New York City medallion prices continued to rise. Since late 2001, corporate medallion values have increased from $195,000 per medallion to approximately $450,000 today. With another New York City taxicab medallion auction of newly issued medallions scheduled for June of this year, we think the prices may continue to increase during 2006.”

Larry Hall, CFO stated, “During the quarter we experienced a new level of growth for Medallion, as we now have more than 10,000 loans on our books for the very first time. In addition, as we use our bank, which has been growing rapidly, our margins have continued to increase. As our bank is our only large taxable entity, we are also able to retain its earnings for future growth. That is partly why our pre-tax earnings were so high this quarter. Our loan quality continues to remain strong, and remains one of the hallmarks of Medallion. Delinquent loans 90 days or more past due for the entire Company have decreased to 2.2% of the loan portfolio, from 2.9% one year ago. Loan losses in our bank were also better than anticipated, and loans 90 days or more past due were less than one half of one percent.”

The Company also announced that its Board of Directors declared a dividend of $0.16 per share on its common stock for the 2006 first quarter, an increase from $0.12 a year ago. The dividend is payable on May 25, 2006 to shareholders of record on May 12, 2006. Since the Company’s initial public offering in 1996, the Company has paid out over $95,000,000 in dividends, or $6.47 per share.

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services commercial and consumer loans in targeted niche industries. The Company and its subsidiaries have lent over $2.3 billion, primarily to the taxicab industry and also to various commercial enterprises and to consumers.

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Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2005 Annual Report on Form 10-K.

(Financial tables follow)

Medallion Financial Corp.

Consolidated Income Statements

(Unaudited)

	Quarter Ended
	March 31, 2006	March 31, 2005
Total investment income	$16,447,194	$12,966,259
Total interest expense	7,428,730	5,221,336

Net interest income	9,018,464	7,744,923

Gain on sales of loans	—	239,520
Other income	399,917	673,238

Total noninterest income	399,917	912,758

Salaries and benefits	2,439,233	2,912,428
Professional fees	610,783	505,257
Other operating expenses	1,600,488	1,923,308

Total operating expenses	4,650,504	5,340,993

Net investment income before income taxes	4,767,877	3,316,688
Income tax provision	1,001,571	556,661

Net investment income after taxes	3,766,306	2,760,027

Net realized gains (losses) on investments	(2,241,423)	2,047,887
Net change in unrealized appreciation (depreciation) on investments	261,287	(2,572,235)

Net realized/unrealized loss on investments	(1,980,136)	(524,348)

Net increase in net assets resulting from operations	$1,786,170	$2,235,679

Weighted average common shares outstanding
Basic	17,211,707	17,135,682
Diluted	17,722,064	17,605,676

Net investment income after income taxes per share
Basic	$0.22	$0.16
Diluted	0.21	0.16

Net increase in net assets resulting from operations per share
Basic	$0.10	$0.13
Diluted	0.10	0.13

Dividends declared per share	$0.16	$0.12

Medallion Financial Corp.

Consolidated Balance Sheet

(Unaudited)

	March 31, 2006	December 31, 2005
ASSETS
Medallion loans	$497,763,372	$449,672,510
Commercial loans	146,998,855	145,796,651
Consumer loans	90,290,515	85,678,412
Equity investments	23,610,251	24,012,508
Investment securities	18,790,633	18,092,838

Net investments	777,453,626	723,252,919

Cash	32,865,475	43,035,506
Accrued interest receivable	3,299,740	3,580,460
Fixed assets, net	632,652	614,858
Goodwill, net	5,007,583	5,007,583
Other assets	17,006,832	17,481,876

Total assets	$836,265,908	$792,973,202

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$3,703,482	$4,837,461
Accrued interest payable	925,982	1,759,737
Floating rate borrowings	370,885,658	323,664,951
Fixed rate borrowings	294,721,694	296,357,214

Total liabilities	670,236,816	626,619,363

Total shareholders’ equity	166,029,092	166,353,839

Total liabilities and shareholders’ equity	$836,265,908	$792,973,202

Number of common shares outstanding	17,265,415	17,173,297
Net asset value per share	$9.62	$9.69

Total managed loans	$742,290,230	$690,280,561
Total managed assets	843,503,396	802,106,190

SELECTED FINANCIAL INFORMATION

(Unaudited, in thousands, except for dividends per share)

	1Q 04	2Q 04	3Q 04	4Q 04	1Q 05	2Q 05	3Q 05	4Q 05	1Q 06
Medallion
loans	306,331	328,616	348,413	392,131	408,271	423,799	434,085	449,673	497,763
Total assets	478,876	608,709	658,021	709,910	734,817	761,001	783,007	792,973	836,266

Total investment income	6,485	10,401	10,978	11,255	12,966	14,138	14,699	15,370	16,447
Net interest income	3,588	6,744	6,451	6,272	7,745	8,267	8,202	8,563	9,018
Net investment income after taxes	(62)	1,510	1,841	2,138	2,760	3,753	3,186	3,763	3,766
Dividends	0.08	0.08	0.10	0.11	0.12	0.13	0.14	0.15	0.16

SELECTED FINANCIAL INFORMATION

(Unaudited, in thousands, except for dividends per share)